Exhibit (c)32

Citigroup Global Markets Inc. | Global Energy Group July 2019 Project Prairie 2.0 REX Counterparty Analysis Strictly Private and Confidential

REX Counterparty Credit Analysis

Selected REX Counterparties

$ in millions unless otherwise noted

Company	Equity Value	Firm Value	Current Net Debt / 2019E EBITDA (x)	Current Net Debt / Total Capitalization (%)[1]	Total Debt / Proved Reserves ($/mboe)	Total Debt / PD Reserves ($/mboe)	PV-10 / Total Debt (x)	PDP / Total Debt (x)	Credit Rating	Ratings Outlook	Commentary On Possible Downgrade
bp	$141,814	$160,911	1.2x	26.7%	$3.28	$6.06	2.9x	NA	A1 / A-	Stable	If oil prices dropped well below the long-term price assumption of $55 per barrel of oil equivalent (/boe) for a long period, or if BP's shareholder distributions exceeded what are assumed in the base case. S&P ratings could be lowered if FFO to debt remained below 30% for a long period
OXY	43,975	91,321	2.5	67.0	9.76	9.60	1.8	0.9x	A3 / A	Under Review	The addition of Anadarko's and Western Midstream's debt, as well as new debt to fund the cash portion of the acquisition, would weaken Oxy's credit measures beyond levels that S&P views as comfortable for the rating, without significant near-term debt repayment
ConocoPhillips	68,724	64,578	0.2	7.3	3.41	4.52	3.8	NA	A3 / A	Stable	A history of inconsistent capital productivity and reserves replacement, cash flow highly sensitive to oil price volatility and limited visibility around longer term (3-5 year) development plans. Moody's ratings could be RCF/debt falling below 30%, LFCR falling below 1.5x
Sempra Energy	37,924	54,562	5.6	54.5	NA	NA	NA	NA	Baa1 / BBB+	Negative	Ratings on Sempra and its subsidiaries could be lowered within the next six months by one or more notches if we do not see explicit steps being taken by regulators or state officials to address wildfire related risk applicable to California electric utilities' regulatory construct. Moody's ratings could be lowered if CFO pre-W/C to debt ratio in excess of 16% in 2020
Marathon Oil Corporation	11,225	14,785	1.2	24.3	4.29	7.32	2.3	1.6	Baa3 / BBB[3]	Stable	Less mature Delaware Basin and STACK/SCOOP assets will increase capital intensity and high sensitivity of cash margins to oil prices. S&P might lower ratrings is FFO to debt stayed below 45% for a prolonged period
encana	6,975	13,295	1.8	48.0	5.59	6.77	1.6	1.2	Ba1 / BBB	Stable	Assuming the company's business risk profile is unchanged, S&P ratings might be lowered if ECA's capital spending accelerated without the company realizing improved cash flow generation, such that it generated negative discretionary cash flow and its three-year weighted-average FFO-to-debt ratio fell below 30%
EQT	3,850	8,862	2.3	30.5	1.36	2.62	2.9	1.4	Baa3 / BBB-	Stable	Cash flow metrics highly levered to natural gas prices which are expected to remain weak, high basin and commodity concentration relative to most investment grade E&Ps and asset base has high capital intensity owing to shale production focus. S&P ratings might be lowered if FFO to debt fell well below 30%
Antero Resources	1,643	5,119	2.1	24.9	1.16	2.01	3.6	1.3	Ba2 / BB+	Positive	Lack of free cash flow and aggressive volume growth strategy historically, geographic concentration in a single basin and significant PUD reserves and significant costs associated with unused firm transportation commitments. S&P ratings might be lowered if FFO to debt fell well below 30%
Gulfport Energy	720	2,546	2.4	38.2	2.64	5.92	1.7	0.7	Ba3 / BB-	Stable	Natural gas weighted production and concentration in the Utica Shale, challenge to develop resources through reinvestment of operating cash flow and funding and execution risks in a weak commodity price environment. S&P ratings might be lowered if FFO to debt to averaged below 20% with no clear path to improvement
Ultra Petroleum	31	1,947	4.6	164.1	3.77	4.91	1.3	NA	Caa1 / CCC+	Negative	Potential need to renegotiate financial covenants, weak, range-bound natural gas prices and a large basis discount to Henry Hub prices limit cash flow generation, large natural gas position with little liquids production and concentrated in one basin (Green River Basin of southwest Wyoming). Moody's could downgrade if RCF to Debt remains below 10%
Ascent	--	--	2.4[2]	NA	2.0	4.8	2.3	NA	B1 / B+	Stable	Ratings might be lowered if FFO to debt fell below 20% for a sustained basis, which would most likely occur due to lower commodity prices leading to a decline in profitability, or if management pursued a more aggressive spending plan or financial policy, resulting in weaker credit measures
High	$141,814	$160,911	5.6x	164.1%	$9.76	$9.60	3.8x	1.6x			
Median	11,225	14,785	2.3	34.3	3.34	5.42	2.3	1.3			
Mean	35,206	46,220	2.4	48.6	3.73	5.45	2.4	1.2			
Low	720	2,546	0.2	7.3	1.16	2.01	1.3	0.7			

Grey Shading Denotes East to West Customers

Source: Public Filings and Wall Street Research. Market data as of 7/2/2019.
(1) Net debt / total capitalization is book value.
(2) Represents Q1 2019 annualized EBITDA for Ascent.
(3) Credit rating was recently upgraded in the last two months.

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REX Counterparty Trading Levels LTM Bid Price(1) 140.000 136.069 130.000 128.794 120.000 114.194 110.000 109 107. .438 375 106.393 100.000 100 95. .143 108 91 92. .750 625 90.000 80.000 76.375 70.000 Jul-18 Aug-18 Oct-18 Dec-18 Mar-19 May-19 Jul-19 EQT 3.900% due 2027 Encana Corp 7.375% due 2031 ConocoPhillips Co 4.950% due 2026 BP 3.723% due 2028 Sempra 3.400% due 2028 Occidental Petroleum 8.450% due 2029 Marathon Oil 4.400% due 2027 Newfield Exploration (Encana) 5.375% due 2026 Antero Resources 5.000% due 2025 Ascent Resources 7.000% due 2026 Gulfport Energy 6.375% due 2026 Issue Maturity Issue Ratings July 2, 2019 Issuer Issue Coupon Date Date Size (mm) Moody’s S&P Price YTW (yr) T-spread G-spread Investment Grade / Crossover EQT Senior Notes 3.900% Sep-17 Oct-27 1,250 Baa3 / BBB- 95.143 4.61% (27) +266 +273 Encana Corp Senior Notes 7.375% Oct-01 Nov-31 500 Ba1 / BBB 128.794 4.33% (31) +238 +231 ConocoPhillips Co Senior Notes 4.950% Mar-16 Mar-26 1,250 A3 / A 114.194 2.55% (25) +59 +75 ConocoPhillips Co Senior Notes 4.150% Nov-14 Nov-34 246 A3 / A 108.066 3.45% (34) +150 +136 BP Senior Notes 3.279% Sep-17 Sep-27 1,500 A1 / A- 103.788 2.75% (27) +79 +88 BP Senior Notes 3.723% Nov-16 Nov-28 800 A1 / A- 107.438 2.80% (28) +84 +87 Sempra Senior Notes 3.400% Jan-18 Feb-28 1,000 Baa1 / BBB+ 100.108 3.39% (27) +143 +150 Occidental Petroleum Senior Notes 7.200% Apr-98 Apr-28 82 A3 / A 125.858 3.71% (28) +175 +180 Occidental Petroleum Senior Notes 8.450% Feb-99 Feb-29 116 A3 / A 136.069 3.91% (29) +196 +197 Marathon Oil Senior Notes 4.400% Jul-17 Jul-27 1,000 Baa3 / BBB 106.393 3.46% (27) +150 +159 Newfield Exploration (Encana) Senior Notes 5.625% Jun-12 Jul-24 1,000 Ba1 / BBB 111.250 3.17% (24) +144 +144 Newfield Exploration (Encana) Senior Notes 5.375% Mar-15 Jan-26 700 Ba1 / BBB 109.375 3.68% (25) +173 +189 High Yield Antero Resources Senior Notes 5.625% Feb-16 Jun-23 750 Ba3 / BB+ 97.000 6.51% (23) +478 +480 Antero Resources Senior Notes 5.000% Jun-17 Mar-25 600 Ba3 / BB+ 92.625 6.58% (25) +486 +482 Ascent Resources Senior Notes 7.000% Sep-18 Nov-26 600 B2 / BB- 91.750 8.54% (26) +658 +669 Gulfport Energy Senior Notes 6.375% Aug-17 May-25 600 B1 / BB- 77.250 11.87% (25) +1014 +1010 Gulfport Energy Senior Notes 6.375% Feb-18 Jan-26 450 B1 / BB- 76.375 11.64% (26) +969 +984 Ultra Petroleum Senior Notes 7.125% Apr-17 Apr-25 225 Caa3 / D 10.000 83.57% (25) +8185 +8181 2 Source: Citi Trading Desk, TRACE, Advantage Data. 1) Graph excludes Ultra Petroleum notes.

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